Exhibit (b)

GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, New York 10004	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013

PERSONAL AND CONFIDENTIAL

May 10, 2007

Entegris, Inc.

3500 Lyman Boulevard

Chaska, Minnesota 55318

Attention: Gregory B. Graves, Chief Financial Officer

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of Goldman Sachs Credit Partners L.P. (“GSCP”) and Citigroup Global Markets Inc. (“CGMI”) is exclusively authorized by Entegris, Inc. (the “Company” or “you”) to act as a co-lead arranger and joint bookrunner in connection with certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, the “Commitment Letter”). For purposes of this Commitment Letter: “Citigroup” shall mean CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein; GSCP and Citigroup are collectively referred to herein as the “Initial Lenders” or “we” or “us”; and GSCP and CGMI are collectively referred to herein as the “Arrangers”. Capitalized terms used by not defined herein have the meanings assigned to them in the Annexes hereto.

You have informed us that the Company intends to consummate a tender offer for approximately $250,000,000 of its common stock (the “Tender Offer”). The Tender Offer will be financed by the Company using (i) approximately $175,000,000 of cash of the Company and (ii) borrowings by the Company of up to $75,000,000 (but not less than $25,000,000) under unsecured senior increasing rate bridge loans (the “Bridge Loans” or the “Facility”) having the terms set forth on Annex B. It is anticipated that the Bridge Loans will be repaid by the Company with the proceeds of (i) an issuance by the Company of unsecured senior high yield securities or unsecured convertible notes (collectively, the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement (the “Notes Offering”) or (ii) a permanent loan financing.

Each Arranger is pleased to confirm its commitment to act, and you hereby appoint each Arranger to act, as a co-lead arranger and joint bookrunner in connection with the Facility; each Initial Lender is pleased to confirm its commitment to act, and you hereby appoint each Initial Lender to act, as a co-syndication agent in connection with the Facility; and GSCP is pleased to confirm its commitment to act, and you hereby appoint GSCP to act, as sole administrative agent (the “Administrative Agent”) for the Facility, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (as defined below). You agree that GSCP will have “left” placement on any and all marketing materials or other documentation used in connection with the Facility.

In connection with the foregoing, each Initial Lender confirms its several commitment to provide one-half of the principal amount of the Facility, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter.

Our fees for services related to the Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company, GSCP, Goldman, Sachs & Co. (“Goldman Sachs”) and CGMI on the date hereof. In addition, pursuant to an engagement letter (the “Engagement Letter”) entered into on the date hereof, between the Company, Goldman Sachs and CGMI, the Company has, among other things, offered each of Goldman Sachs and CGMI the right to act as the exclusive joint underwriters, exclusive joint initial purchasers and/or the exclusive placement agents in connection with the sale of the Notes.

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May 10, 2007

Each Initial Lender’s commitment is subject to the condition that there shall not have been, since December 31, 2006, any material adverse change, or any event reasonably likely to result in a material adverse change, in the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole. Each Initial Lender’s commitment is also subject to the negotiation, execution and delivery of appropriate loan documents in customary form relating to the Facility reasonably satisfactory to such Initial Lender including, without limitation, a bridge loan agreement, guarantees, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) to be based upon and substantially consistent with the terms set forth in this Commitment Letter.

Each Initial Lender intends and reserves the right to syndicate the Facility to the Lenders, and you acknowledge and agree that the Arrangers intend to commence syndication efforts promptly following your acceptance of this Commitment Letter. The Arrangers will select the Lenders after consultation with the Company. The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to us pursuant to the terms of this Commitment Letter and the Fee Letter. The Arrangers will determine the final commitment allocations (consistent with the other provisions of this Commitment Letter) and will notify the Company of such determinations. The Company agrees to use all commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and its subsidiaries. To facilitate an orderly and successful syndication of the Facility, you agree that, until the earlier of the termination of the syndication as reasonably determined by the Arrangers and 90 days following the date of initial funding under the Facility, the Company will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of the Company or any of its subsidiaries or affiliates (other than (i) the Facility, (ii) the Notes, (iii) any upsize or replacement of the Borrower’s existing revolving credit facility to an amount no greater than $55,000,000, (iv) debt facilities incurred solely by foreign subsidiaries of the Borrower in an aggregate amount no greater than $5,000,000, (v) debt facilities incurred solely by Nihon Entegris K.K. in an amount no greater than $50,000,000 (or the Yen equivalent thereof), (vi) any other financing in an amount less than $25,000,000, and (vii) purchase money indebtedness incurred in the ordinary course to finance the acquisition of fixed or capital assets), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of the Arrangers.

The Company agrees to cooperate with the Arrangers in connection with (i) the preparation of an information package regarding the business, operations, financial projections and prospects of the Company including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by the Arrangers to complete the syndication of the Facility and (ii) the presentation of an information package acceptable in format and content to the Arrangers in meetings and other communications with prospective Lenders in connection with the syndication of the Facility (including, without limitation, direct contact between senior management and representatives of the Company with prospective Lenders and participation of such persons in meetings at reasonable times and locations). The Company further agrees that the commitment of each Initial Lender hereunder is conditioned upon the Company’s satisfaction of the requirements of the foregoing provisions of this paragraph by a date sufficient to afford the Arrangers a period of at least 15 consecutive days following the launch of the general syndication of the Facility to syndicate the Facility prior to the Closing Date. The Company will be solely responsible for the contents of any such information package and presentation and acknowledges that we will be using and relying upon the information contained in such information package and presentation without independent verification thereof. The Company agrees that information regarding the Facility and information provided by the Company or its representatives to us in connection with the Facility (including, without limitation, draft and execution versions of the Loan Documents, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may

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be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with the Arrangers’ standard syndication practices (including hard copy and via electronic transmissions), and you acknowledge that none of us nor any of our affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of the information or other materials obtained on the Platform so long as customary measures to protect the confidentiality of such information or other materials are employed by us in connection with the use of such Platform.

At the request of the Arrangers, the Company agrees to prepare a version of the information package and presentation that does not contain material non-public information concerning the Company, its affiliates or its securities. In addition, the Company agrees that unless specifically labeled “Private — Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facility, whether through an internet site (including, without limitation, the Platform), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning the Company, its affiliates or its securities.

The Company represents and covenants that (i) all information (other than financial projections) provided by the Company or its representatives or advisors to us or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made and (ii) the financial projections that have been or will be made available to us or the Lenders by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and financial projections so that such representations will be correct in all material respects under those circumstances.

In connection with arrangements such as this, it is our policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Initial Lender may assign its commitment hereunder, in whole or in part, to any of its affiliates or, as provided above, to any Lender prior to the Closing Date, provided, that any such assignment shall not reduce the obligation of the assigning Initial Lender to fund such assigned portion of its commitment on the Closing Date in the event that assignee thereof fails to do so. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto and thereto.

Each Initial Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and each of the Guarantors and other information that will allow it and each Lender to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Initial Lender and each Lender.

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May 10, 2007

Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by us in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent, except pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee, after providing written notice thereof (to the extent legally permissible) to the Arrangers; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such advice to the Company’s officers, directors, agents and advisors who are directly involved in the consideration of the Facility and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter as required by applicable law, regulation or compulsory legal process (in which case you agree to inform us promptly thereof) and (iii) the information contained in this Commitment Letter (but not the Fee Letter or the information contained therein) in any prospectus or other offering memorandum relating to the Notes and to any ratings agency in connection with the transactions contemplated hereby. The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.

As you know, each of Goldman Sachs and CGMI is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and CGMI or their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Goldman Sachs, CGMI or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Company or other companies which may be the subject of the arrangements contemplated by this letter.

GSCP and its affiliates, including Goldman Sachs (collectively “GS”) and CGMI and its affiliates (collectively, “Citi”) may have economic interests that conflict with those of the Company. You agree that each of GS and Citi will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS or Citi and the Company, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between GS and Citi, on the one hand, and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction GS and Citi is each acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, creditors or any other person, (iii) neither GS nor Citi has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether GS or Citi has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that GS or Citi has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto. In addition, each of GSCP and Citigroup may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to, and be bound by the confidentiality obligations binding upon, GSCP and Citigroup hereunder.

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May 10, 2007

In addition, please note that GSCP, Goldman Sachs, Citigroup and their affiliates do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Consistent with our policies to hold in confidence the affairs of our customers, we will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of our other customers. Furthermore, you acknowledge that neither we nor any of our affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each of GSCP and CGMI, on behalf of itself and its affiliates, agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your subsidiaries or affiliates; provided, however, that nothing herein shall prevent GSCP, CGMI or their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Facility, in each case, who are advised of the confidential nature of such information, (f) to any ratings agency, but only with respect to Annex B and Annex C, on a confidential basis, (g) received by such person on a non-confidential basis from a source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (h) to the extent that such information was already in GSCP or CGMI’s possession or is independently developed by GSCP or CGMI or (i) for purposes of establishing a “due diligence” defense.

Each Initial Lender’s commitment hereunder will terminate upon the first to occur of (i) the consummation of the Tender Offer, (ii) the formal abandonment or termination of the Tender Offer, (iii) the closing of the sale of the Notes (in escrow or otherwise), (iv) a termination by the Company of this Commitment Letter, the Fee Letter or the Engagement Letter and (v) July 15, 2007, unless the closing of the Bridge Loans on the terms and subject to the conditions contained herein, shall have been consummated on or before such date. Upon any material breach by the Company of this Commitment Letter, the Fee Letter or the Engagement Letter, our obligations hereunder shall be suspended until such material breach is cured.

The Company agrees that any suit or proceeding arising in respect to this letter or our commitments may be tried in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, and the Company agrees to submit to the

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nonexclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our commitments or any matter referred to in this letter is hereby waived by the parties hereto. This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in PDF format or otherwise) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the Engagement Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facility.

If this Commitment Letter is not executed and delivered by you on or prior to 5:00 p.m. on May 11, 2007, the commitments of the Initial Lenders and the other agreements of the Initial Lenders and the Arrangers hereunder will terminate at such time.

[Remainder of page intentionally left blank; Signature page is next page]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter and Engagement Letter, whereupon this Commitment Letter, the Fee Letter and the Engagement Letter will become binding agreements between us. We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

by  /s/  Bruce H. Mendelsohn

        Name: Bruce H. Mendelsohn

        Title: Authorized Signatory

[SIGNATURE PAGE TO ENTEGRIS COMMITMENT LETTER]

CITIGROUP GLOBAL MARKETS INC.,

by  /s/  David J. Wirdnam

        Name: David J. Wirdnam

        Title: Managing Director

[SIGNATURE PAGE TO ENTEGRIS COMMITMENT LETTER]

Accepted and agreed as of the

date first written above:

ENTEGRIS, INC.,

by /s/ Greg Graves
Name: Greg Graves
Title: CFO

[SIGNATURE PAGE TO ENTEGRIS COMMITMENT LETTER]